Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (file no. 333-245695) and Form S-8 (file nos. 333-257771 and 333-271242) of DecisionPoint Systems, Inc. of our report dated April 1, 2024, relating to our audits of the Company’s consolidated financial statements as of December 31, 2023 and 2022, and for each of the years ended December 31, 2023 and 2022, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

/s/ HASKELL & WHITE LLP

HASKELL & WHITE LLP

Irvine, California

April 1, 2024